Letter to Shareholders
November 19, 2012

Dear Fellow Shareholders:

It is my pleasure to provide you an update of the events of a busy 2012 for Applied Minerals.  It is my hope that this letter will assist in providing you a thorough understanding of the Company’s developments and accomplishments that have occurred over the last year, as well as offer some insights into the trends and opportunities that continue to shape our future.

While there are many ongoing commercial developments taking place, I would like to highlight a few key markets where our efforts to date have created major growth opportunities for our company. These developments have been the result of our intense R&D efforts over the years, which are now becoming commercially validated by our customers.

Our mission has been, from the start, to develop the highest and best uses of our unique halloysite resource to deliver value-added, eco-friendly solutions to industries in need.  These are applications where we feel our product is, or has strong potential to be, the best available solution to the market based on three criteria: performance, pricing and environmental sustainability.

There is ever-increasing regulatory pressure being placed on manufacturers to reduce their carbon footprint by producing environmentally sustainable products. These pressures have created the daunting challenge of developing natural alternatives that can compete with the performance and price of the traditional chemical-based products.  Behind this challenge lies our opportunity and it is the driving force behind our company's innovation mission. While there is still much work to do and challenges to face, we are confident that our company and its stakeholders are uniquely positioned to greatly benefit from this industrial transformation.

Technical and Commercial Developments

Flame Retardant Plastics

Flame retardant (“FR”) additives are found in products such as furniture, home appliances, office building materials, automotive components, electronic parts, and textiles.  The use of fire retardants saves lives and, in many instances, is mandated by government regulation.  The current flame retardant additives market is approximately $5.4 billion (1.96 million mt).   According to World Flame Retardants, a new study from Ohio-based industrial market research firm Fredonia Group, global demand for flame retardant additives is expected to grow 6.1% annually, reaching 2.2 million mt by 2014 http://www.freedoniagroup.com/brochure/27xx/2709smwe.pdf.

The growth in flame retardant demand is being driven by a trend toward more stringent safety and flammability standards.  In spite of this increasing demand, widely used brominated flame retardants have come under increasing regulatory scrutiny due to the presence of the chemical decabromodiphenyl ether (deca-BDE) and its associated health risks.   In response to these health concerns and the desire to maintain an eco-friendly image, product manufacturers have been phasing out the use of brominated flame retardants and replacing them with mineral-based alternatives, which are expected to realize above-average demand gains through 2014.

Mineral-based flame retardants, such as Alumina Trihydrate (ATH), phosphorus-based additives and Magnesium Hydroxide (MDH), represent roughly 65% of the total volume of flame retardant additives consumed.  The required loading level of these additives needed to achieve acceptable flame retardancy in a polymer is very high (typically 65% for ATH and MDH), which can meaningfully impair the mechanical performance of the polymer.  As a result, the use of these additives is limited to certain polymers and applications.

The limitations of ATH, phosphorus-based additives and MDH present a significant opportunity for our Dragonite ™ products for the following reasons:

•	Dragonite can be used as a complete replacement for MDH, ATH or phosphorous-based additives in specific applications requiring a combination of flame retardancy and mechanical strength.
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Dragonite is also an effective synergist, meaning it can be used in conjunction with traditional flame retardants as a partial replacement to enhance the overall flame retardancy and mechanical performance of a final product.

•	Dragonite reduces the overall amount of additive needed to achieve flame retardancy with no effect on the cost to the manufacturer.
•	Dragonite is one of the only mineral-based flame retardant materials that can be used in transparent and engineering polymers, an area where the need is great.
•	Dragonite has superior reinforcement to any other FR additive on the market, which makes it ideal for high performance plastics requiring high strength.

New Product Innovation Breakthrough in 2012

Our R&D activity in the FR space has also resulted in the realization that halloysite acts as an effective synergist for halogenated flame retardant systems.   While certain halogenated additives are being phased out, they are still being used in large volumes.  Antimony trioxide (“ATO”) is a widely used synergist.  The price of ATO has risen approximately five-fold during the last decade and, given this significant increase in cost, users of halogenated flame retardants are looking for an effective replacement for ATO.

•	ATO is a necessary synergist for halogenated flame retardants.
•	China controls approximately 90% of the 140,000 tpa global production of ATO used for flame retardant plastics.
•	Pricing of ATO has risen approximately 100% over the last 3 years to $11,000.00/mt today.

We have determined that Dragonite can replace 50% - 75% of ATO in a plastic while retaining the required Flame Retardancy Rating.  We believe the cost differential between Dragonite and ATO would induce a manufacture to replace a portion of its ATO with Dragonite.  The global market for ATO is approximately 140,000 mt.  We were invited to present our findings at two major FR industry conferences this year.  This exposure resulted in significant interest from both end users as well as potential strategic partners. Many samples were sent for immediate evaluation by interested parties.  Our findings have already been validated by two major ATO end users and have led to commercial scale-up samples with commercialization planned in early 2013.   We have been approved as suppliers by both companies.

Quantification of the Flame Retardant Market Opportunity for Applied Minerals

We are targeting a modest 2% penetration of the global FR additives market, which, if successful, would correlate to approximately 4o,o00 mt of annual demand for Dragonite products. The Company's product grades for this application range from $3000 to $5500 per ton, which competes very favorably from a cost performance standpoint.  We are incredibly excited about this market opportunity.

Nucleation/Cycle Time Reduction of Molded Plastic Parts

Injection molding is the process used to make most of the plastic parts we use every day. It is a huge industry where the drivers are reduced cost, improved quality, and a reduction in weight.  Dragonite is able to address all three of these market needs.  As an example, Dragonite can nucleate crystallization of polyethylene, the world’s largest volume plastic.  By nucleating crystallization, a plastic part solidifies faster when cooled in the mold, resulting in an increase in the number of parts that can be produced per hour.  This decrease in the manufacturing cycle time translates into a significant cost reduction for a manufacturer.

In addition to a decrease in manufacturing costs, loading a composite part with Dragonite-HP at 1% wt increases the parts strength and modulus by 20% while also improving surface appearance.  This means higher quality parts can be produced at a reduced price. This improvement in strength and modulus offers the potential for additional cost savings as it enables a manufacturer to take the process one step further and “thin wall” its parts, resulting in the use of less resin, which, in turn, results in even further reductions in cost.

One of our current injection molding customers is one of the largest manufacturers of lawn and garden tools in the US. There have been several additional customer validations of this technology during 2012 with numerous molding companies in commercial manufacturing scale up trials.  Lastly, our product has recently been validated by a major polyethylene resin producer who is in the planning process of a commercial scale trial with our product.

The polyethylene market is 50 million tons per year. We are targeting 5% market penetration, which, at a 1% usage rate, would result in 25,000 tons per year of demand for our product.

New Commercial Development: Nucleation of Foamed Plastics

The foaming of plastics is conducted to produce lighter parts, resulting in the use of less plastic, which saves money for the manufacturer.   The automobile industry foams many of its plastic parts to reduce the weight of its vehicles to meet certain fuel efficiency standards.   The consequence of foaming a plastic is a loss in strength and stiffness.  This is the trade-off manufacturers must manage.  At some point a plastic part cannot be further lightened without impairing its mechanical integrity.

Dragonite eliminates this trade-off.  Adding just 1% Dragonite to a foamed plastic raises its strength and modulus by 20%, allowing the part to be lightened considerably.  This translates into a cost reduction through both lower resin use (resulting from the lightweighting) and a decrease in manufacturing cycle time resulting from the Dragonite additive.

We have teamed up with a leader in the plastics foaming field to commercialize a product that combines our Dragonite with their foaming agent.  As a result, the company recorded its first commercial sales of this product to Kibbechem in 2012 with plans for rapid commercialization of this product in 2013. The product has been sampled to a number of customers who are at different stages of testing the product. The results t0-date of their testing have been favorable.  We were invited to present our findings at the PolymerFoam 2012 conference, which has also led to great exposure of the benefits of our product in the target market.

While we are in the process of quantifying the potential market opportunity for our products in this field, we expect that it will be potentially meaningful as the light weighting trends seem to be gaining more and more market attention. We plan to report back to our shareholders as we learn more about this exciting market opportunity.

Other Developments

In addition to the developments mentioned above, we have also been working with a Fortune 100 consumer and industrial products company to commercialize a family of high performance polymer applications using Dragonite. It was requested that we treat the name of the company private at this stage. We hope to be able to make a more substantive disclosure in the near future. There was a soft launch of this product in November 2012 and a full global launch is scheduled during the first half of 2013.  We believe this relationship could develop into a very valuable one. There is a very strong collaboration between the two companies on several active projects where our Dragonite products are showing great promise for applicability across multiple product lines.  We also expect that 2013 will bring some potentially meaningful strategic alliances/partnerships that could help accelerate our growth plans.

Corporate and Mine Development

To prepare the Company for its continued growth we recently hired an experienced CFO to implement necessary financial systems and controls, established an in-house legal function, extended our network of international representatives, and hired an experienced PhD as Director of R&D responsible for quality control and product development who will be in charge of the new laboratory being constructed as part of the plant expansion in Utah.

Resource Development and Exploration

At the last shareholder meeting we mentioned the possible existence of a copper porphyry in the Dragon Mine area and we committed to drill deep exploratory holes to assess its existence.  We recently purchased a deep drill and the first hole is underway.  Currently, we are at depth of 900 feet.  Later, the drill, which we purchased at a very significant discount, will be used to expand our proven halloysite and Iron Oxide resources.

Dragon Mine Production Plant Expansion

In December 2011 we announced that we would be investing in a plant expansion to both increase our production capacity and enhance our ability to optimize our products for a wider range of end markets. In 2012 we commissioned Hosokawa Alpine ("Hosokawa"), a leading developer and manufacturer of turnkey industrial minerals processing systems, to assist with the engineering and development of our new plant. The complete cost of the plant expansion will cost approximately $3.0 million and will provide us approximately 45,000 tons of annual production capacity.  The new plant will significantly assist us in meeting our commercialization objectives.   Ground was broken for the facility in June 2012 and is expected to be in commercial production by the end of the first calendar quarter of 2013.

Update on the Launch of Our Iron Oxide Pigment Products

Upon completion of the new plant, we will utilize the existing plant exclusively for the production of our iron oxide pigment products with approximately for which will have approximately 10,000 tons of annual capacity.  There have been some significant developments in terms of evaluating the quality of our resource as well as the specifics of the final products.  Further assaying of our iron oxide resources has provided us a greater level of understanding and confidence in our ability to produce a suitable product to compete in this market.   Some of these promising results have been:

Western Mine Iron Oxide

Analysis of 34 bore-hole samples by the James Hutton Institute contains, on average, 94.8% iron oxide with the balance being predominantly halloysite. This iron oxide from this part of the mine is predominantly Hematite (76%), which is typically used to produce red- and black-colored pigments, and 19.1% Goethite, which is typically used to produce brown-, yellow-, orange- and ocher- colored pigments.

Dragon Pit Area Iron Oxide

Analysis of 23 bore hole samples by the James Hutton Institute, contained on average 94.4% iron oxide.  This ore is predominantly goethite and amorphous oxide (82.7% combined) and 11.7% hematite with the balance being predominantly halloysite.

We have determined that the quality of our in-situ iron oxide resource, as well as finished products, meets ASTM D3722.  This globally accepted specification covers dry and wet ground naturally occurring iron oxide; dry and wet ground calcined naturally occurring iron oxide: and mixtures of these with synthetic iron oxides. These pigments are suitable for use in paints, coatings, and many other applications.

Iron Oxide Pigments – Domestic Production and Use

According to the 2012 report by Arnold Tanner from United States Geological Surveys Group (USGS) on US Iron Oxide Pigments, the United States consumed 200,000 mt of Iron Oxide Pigments in 2011. Of the 200,000 mt, the US was a net importer of 160,000 mt with an average price of $1,470.00/mt.

We feel that the our iron oxide resource is a highly valuable one for the following reasons:

•	The yield of finished product per ton of mined ore will be an exceptionally high 95% without the generation of a waste stream, position us as one of the lowest cost producers.
•	Our status as a domestic producer of iron ore pigments in a country reliant so heavily on imports provides us an attractive opportunity to capture import demand.
•	Our low production costs and high product quality will allow us to price our product competitively while still maintaining a healthy margin.

Conclusion

The entire team at Applied Minerals would like to thank you for your support.  We are well positioned to become one of the leading advanced material companies in the world.   Our motivation and commitment to creating shareholder value increases by the day. With insider ownership of 30% of the shares of Applied Minerals, the management team’s interests are closely aligned with those of our shareholders.

Sincerely,

Andre M. Zeitoun
President & CEO

Information provided and statements contained in, and implications that can be drawn from, this letter that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended Section 21E of the Securities Exchange Act of 1934 as amended and the Private Securities amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this presentation and the Company assumes no obligation to update the information included in this presentation. Such forward-looking information, statements, and implications include, generally speaking, information concerning our possible or assumed commercialization of Dragonite™ and our iron oxide, the development of markets and our penetration of markets, an expansion of the list of customers and industries that may purchase our products or develop products around it, and increase in demand for our for our products, strategic alliances and partnerships.   Such forward-looking information, statements, and implications also include information about our future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors, included within our Form 10-K for the year ended December 31, 2011, which was filed on April 15, 2011. Although we believe that these forward-looking statements are based on not unreasonable assumptions, commercialization, development of markets and our penetration of markets, expansion of customer lists, and increases in demand for our products are dependent on many factors that are out of our control and there is no assurance that they will occur at all or if they occur, to what extent and when they will occur.  In addition, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this letter, such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from our website at http://www.sec.gov/edgar.shtml.